Exhibit 99.1

News Release

For Immediate Release March 28, 2017	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT II ACQUIRES
MONTROSE STUDENT RESIDENCES IN DUBLIN

HOUSTON, TX – Hines, the international real estate firm, announced today that Hines Global REIT II, Inc. has acquired the Montrose Student Residences. The property was originally developed as a hotel in 1964 and was fully renovated and converted into student housing between 2013 and 2015. It achieved 100% occupancy within a year of completion.
The Montrose Student Residences is a 200 unit, Class-A asset located directly adjacent to The University College Dublin, Ireland’s largest university with more than 21,000 full‐time students. The property is a five-minute walk to the center of campus and is the only private student housing asset within a two-mile radius.
“Ireland continues to be an exciting growth market, so we are pleased not only to add to our holdings there but to further diversify our portfolio with our first student housing acquisition,” said Sherri Schugart, president and CEO of Hines Global REIT II. In March 2015, Hines Global REIT II purchased Bishop’s Square, a 153,387 sq ft Class-A office building in central Dublin.
Alex Knapp, Hines’ managing director responsible for student housing investment and development, noted that Dublin is home to 11 universities and 73,000 students, with a potential rise to 80,000 students by 2020, which would represent 2.3% annual growth. “The Dublin student housing market is significantly under‐supplied given the city’s current and anticipated student population,” said Knapp.
Brian Moran, senior managing director and head of Hines Ireland, said: “Thanks to Dublin’s vibrant and dynamic educational environment, demand for high-quality, well-located accommodation is increasing. We are very active in helping to solve the area’s housing supply issues and are pleased to add this asset to other student housing properties that Hines affiliates have recently acquired in Dublin.”

The Montrose Student Residences represents Hines Global REIT II’s seventh portfolio acquisition. Savills Ireland represented the seller in the transaction.

About Hines Global REIT II
Hines Global REIT II is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global REIT II, visit www.hinessecurities.com/reits/hines-global-reit-2/.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 189 cities in 20 countries. Hines has approximately $96.5 billion of assets under management, including $48.5 billion for which Hines provides fiduciary investment management services, and $48 billion for which Hines provides third-party property-level services. Historically, Hines has developed, redeveloped or acquired 1,205 properties, totaling more than 389 million square feet. The firm’s current property and asset management portfolio includes 533 properties, representing over 213 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most-respected real estate organizations in the world.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global II’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.